Exhibit 3.600

C – 0448288	FILED
9:33 AM
JAN 23 1998
EFFECTIVE
ELAINE F MARSHALL
SECRETARY OF STATE
NORTH CAROLINA
ARTICLES OF INCORPORATION
OF
LAKE NORMAN LANDFILL, INC.
     The undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation pursuant to the provisions Section 55-2-02 of the General Statutes of North Carolina, and to that end does hereby set forth the following:
ARTICLE I
     The name of the corporation is Lake Norman Landfill, Inc..
ARTICLE II
     The classes of shares and the aggregate number of shares of each class which the corporation shall have authority to issue are as follows:

No. of
Class	Shares
Common	10,000
ARTICLE III
     The street name and mailing address of the initial registered office of the corporation are 11724 Downs Road, P.O. Box 866, Mecklenburg County, Pineville, North Carolina, 28134. The name of the initial registered agent at such address is Christopher H. Barrett.
ARTICLE IV
     The name and address of the incorporator are:
Nancy E. LeCroy
2500 Charlotte Plaza
Charlotte, NC 28244

ARTICLE V
     To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the Corporation shall be personally liable to the Corporation nor to any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this Article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.
          IN WITNESS WHEREOF, the undersigned incorporator has hereunto set her hand and seal, this 19th day of January, 1998.

/s/ Nancy E. LeCroy
Nancy E. LeCroy, as Incorporator

Drawn by, return to:
Parker, Poe, Adams & Bernstein L.L.P.
2500 Charlotte Plaza
Charlotte, NC 28244
Attn: Nancy E. LeCroy, Esq.